[Exhibit 99.1]

THE SHARPER IMAGE®
350 The Embarcadero
San Francisco, CA 94105	Corporate Headquarters

FOR IMMEDIATE RELEASE

September 18, 2006

Contact:	Tersh Barber, Director, Financial Analysis and Investor Relations
The Sharper Image
415/445-6274

SHARPER IMAGE DELAYS FILING OF ITS QUARTERLY REPORT PENDING

COMPLETION OF VOLUNTARY REVIEW OF STOCK OPTION PRACTICES

Will Restate Results for the Three Fiscal Years Ended January 31, 2006 and the Fiscal Quarters

Ended April 30, 2006 and 2005

Reports Preliminary Results for the Second Fiscal Quarter and Six Months Ended July 31, 2006

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today reported that it will be unable to file its Quarterly Report on Form 10-Q for the period ended July 31, 2006 with the Securities and Exchange Commission pending completion of its previously announced special committee review of stock option practices. The Company also reported that, based on the results of the special committee’s review to date, it has concluded that it will restate its previously reported financial statements for its three fiscal years ended January 31, 2006 and the fiscal quarters ended April 30, 2006 and 2005 to reflect a pre-tax non-cash compensation charge associated with the issuance of options, principally in connection with those issued in fiscal 1998 and 1999.

In addition, the Company reported preliminary results for the second fiscal quarter and six months ended July 31, 2006. As discussed under “Preliminary Second Fiscal Quarter and Six Months Information,” the Company expects to report revenues for the second fiscal quarter ended July 31, 2006 of $107.2 million. Without giving effect to any non-cash adjustments (presently estimated to be less than $50,000 in the quarter) resulting from the review of stock option practices, the Company expects to report a second fiscal quarter loss before income tax benefit of $21.3 million.

As previously announced, the Company’s Board of Directors voluntarily initiated an independent review of the Company’s historical stock option practices and related accounting matters. The review is being conducted by a special committee of the Board with the assistance of independent legal counsel and independent accounting experts.

The special committee has included in its review option grants made during and after fiscal 1997. Based on its review to date, the special committee has reached a preliminary conclusion that the Company’s documentary evidence does not support certain of the accounting measurement dates used by the Company to determine compensation expense and has recommended the use of alternate measurement dates with respect to such grants. Although the review is still ongoing, the special committee is making every effort to complete its review as soon as practicable.

Based on information currently available, the Company believes that the net effect of the special committee’s recommendations would be to record a pre-tax non-cash compensation charge of approximately $15 million in the aggregate over the fiscal years ended January 31, 1998 through 2006. Of this amount, the Company estimates that approximately $11 million relates to options granted in fiscal 1998 and 1999.

Based on the special committee’s review to date, the Company has reached a determination to restate its financial statements for the three fiscal years ended January 31, 2006 and the fiscal quarters ended April 30, 2006 and 2005. The Company intends to file amended reports for such periods with the SEC as soon as practicable. Until these restated financial statements are filed with the SEC, neither the Company’s financial statements for the three fiscal years ended January 31, 2006 and the related reports of Deloitte & Touche LLP, the Company’s independent registered public accounting firm, nor the Company’s financial statements for the fiscal quarters ended April 30, 2006 and 2005, should be relied upon. The Company has discussed these matters with Deloitte & Touche LLP and is filing a Form 8-K with the SEC in connection with its restatement decision.

As a result of the delay in its filing of its Quarterly Report on Form 10-Q for the period ended July 31, 2006, the Company is today notifying Nasdaq that it is not in compliance with Nasdaq’s Marketplace Rule 4310(c)(14) for continued listing on the Nasdaq Global Market.

Preliminary Second Fiscal Quarter and Six Months Information

Preliminary results for the second fiscal quarter and six months ended July 31, 2006 are set forth below. The results for these periods, as well as for the second fiscal quarter and six months ended July 31, 2005, do not include any additional non-cash compensation charge resulting from the special committee’s review of stock option practices. The Company believes that any additional non-cash compensation charge required as the result of this review will be less than $50,000 for the fiscal quarters ended April 30, 2006 and July 31, 2006, and will be less than $100,000 for the fiscal quarters ended April 30, 2005 and July 31, 2005.

Second Quarter Results

For the quarter ended July 31, 2006, total Company revenues decreased 22 percent to $107.2 million from last year’s $137.3 million. Without giving effect to any possible additional non-cash compensation charge resulting from the special committee’s review of stock option practices, the Company expects to report a loss before income tax benefit of $21.3 million for the second quarter, compared to a loss before income tax benefit of $11.3 million in the prior year’s second quarter. Total store sales for the second quarter decreased 26 percent to $64.7 million from last year’s $87.8 million. Comparable store sales decreased 28 percent for the second quarter. Total catalog/direct marketing sales (including wholesale) for the second quarter decreased 11 percent to $24.4 million from last year’s $27.5 million. Internet sales for the second quarter decreased 18 percent to $15.1 million from last year’s $18.4 million. Wholesale sales for the second quarter decreased 38 percent to $6.1 million from last year’s $9.9 million. During the second fiscal quarter, the Company did not open any new stores, closed one store at lease maturity and remodeled five existing stores.

Six-Month Year-to-Date Results

For the six-month period ended July 31, 2006, total Company revenues decreased 24 percent to $214.0 million from last year’s $282.2 million. Without giving effect to any additional non-cash compensation charge resulting from the special committee’s review of stock option practices, the Company expects to report a loss before income tax benefit of $42.3 million for the six-month period, compared to a loss before income tax benefit of $18.9 million in the prior year’s six-month period. Total store sales for the six-month period decreased 27 percent to $121.4 million from last year’s $166.1 million. Comparable store sales decreased 28 percent for the six-month period. Total catalog/direct marketing sales (including wholesale) for the six-month period decreased 19 percent to $54.5 million from last year’s $67.2 million. Internet sales for the six-month period decreased 22 percent to $32.3 million from last year’s $41.5 million. Wholesale sales for the six-month period decreased 42 percent to $12.7 million from last year’s $21.7 million. During the six-month period ended July 31, 2006, the Company opened two new stores, closed two stores at lease maturity and remodeled six existing stores.

Balance Sheet Data

As of July 31, 2006, the Company’s balance sheet had $23 million in cash and short-term investments and no debt. The Company’s inventories were down approximately $30 million, or 25 percent, compared to the same time last year, resulting from continued efforts to manage inventory levels.

The Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 190 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog; and its primary Website, www.sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on the Company’s current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about the Company’s future performance. Words such as

“anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause the Company’s actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. Some of these risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K under “Risk Factors.” These risks include, among other factors, the timing and results of the Company’s option grant review, its ability to continue to find or develop and to offer attractive merchandise to customers, the market potential for products in design, changes in business and economic conditions, risks associated with the expansion of its retail store, catalog and Internet operations, and changes in the competitive environment in which it operates. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which the Company files from time to time with the Securities and Exchange Commission, particularly its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.